October 15, 2019

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

FHLBNY Announces 2019 Affordable Housing Program Grants

On September 25, we announced our 50th round of Affordable Housing Program (“AHP”) grants, awarding $45.8 million in funding to support 45 affordable housing initiatives that will create, rehabilitate or preserve 3,210 affordable housing opportunities. This milestone serves as a testament to the continued commitment of our members to the communities we all serve. Since its inception in 1989, the AHP has been one of the most reliable and effective sources of grant funding for affordable housing initiatives. And the reason for both this reliability and this effectiveness are the strong partnerships that exist between the FHLBNY, our members, our housing partners, dedicated developers and elected officials at the federal, state and local levels, all focused on creating affordable housing opportunities. This year, we looked to expand and strengthen those partnership, engaging with members who had not previously, or recently, submitted AHP applications. As a result of this outreach, we saw increases in members that either submitted an AHP application for the first time; submitted an application for the first time in more than two years; or submitted more applications in 2019 than the previous year.

The AHP provides us with the opportunity to make a tangible impact in the lives of families and households across our District, and we are grateful for our members’ support and partnership over the first 50 rounds of the program. We are also focused on ensuring that we are well-positioned for the next 50 rounds of the AHP. Earlier this month, we hosted our Affordable Housing Advisory Council (“AHAC”) for a full day of meetings and discussions with our Community Investment team focusing on our housing programs. The AHAC is comprised of housing experts who work closely with our Board’s Housing Committee and our Community Investment team and provide guidance on how we can best act on our housing mission. The AHAC provides vital insight into the current and future housing needs of our District, and throughout the year we leverage their expertise to strengthen our community-focused activities and offerings. This guidance extends beyond the AHP, to our Homebuyer Dream Program, our disaster relief funding and the various policies and procedures that govern our housing activity – all of which ensures that the FHLBNY remains a trusted and reliable housing partner to the communities we serve.

A Better FHLBNY.com

Better showcasing of our community and housing program success stories is just one enhancement we have made to our new, redesigned website, which we launched on October 7. We have focused on enhancing our members’ digital experience, providing much easier access to all the information you need, from products and programs to educational resources, events, tutorials and economic data. One of the member-focused features is the Financial Intelligence Library, which provides a collection of content from funding strategies and the economy to changes in the markets. We will continue to build upon the Financial Intelligence Library going forward. The address – www.fhlbny.com – is the same, but the experience is much better.

FHFA Provides LIBOR Transition Guidance

Our new website design also makes it easier to access information on key market events. Last month, we issued an article on the market transition from LIBOR to SOFR to provide members with guidance for this transition. On September 27, the FHFA – our regulator – issued a supervisory letter that directs the Federal Home Loan Banks to, by March 31, 2020, cease entering into new LIBOR-referenced instruments with maturities beyond December 31, 2021. The full letter from the FHFA is available for your reference here:

https://www.fhfa.gov/Media/PublicAffairs/PublicAffairsDocuments/Supervisory-Letter_Planning-for-LIBOR-Phase-Out.pdf

This change will impact certain FHLBNY products, including the Adjustable Rate Credit Advance, Callable Advance, Fixed Rate with Cap Advance and Putable Advance, as well as stand-alone derivatives we transact for members. As you know, in November 2018, we launched our Secured Overnight Financing Rate (SOFR)-Linked Adjustable Rate Credit Advance product, providing members with the ability to transact floating-rate advances using the SOFR index.

The transition from LIBOR is a significant event, and one for which we must all be prepared. To that end, we are positioned to serve as a resource for our members as you undergo your own transition from LIBOR through numerous channels, including educational outreach, webinars and training sessions. The FHLBNY is focused on ensuring that this transition is as smooth as possible, both for our cooperative and our members.

FHLBNY Board Elections Underway

The LIBOR transition is one of the many complex issues on which our Board provides counsel. Ours is an active and involved Board, tasked with representing the needs of our members and the communities we serve, and providing management with the guidance necessary to ensure we continue to meet those needs.

On October 4, the 2019 Director Election ballots were sent electronically from the sender noreply@directvote.net to all eligible member institutions. Your responses are due by 5:00 p.m. ET on Tuesday, November 5. This year, four Directorships – two seats representing our New York members and two Independent Directorships representing the whole District – are up for election for four-year terms commencing on January 1, 2020.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.